EXHIBIT 4

                                POWER OF ATTORNEY


           General Electric Erste Beteiligungs GmbH (the "Company"), duly incorporated under the laws of Germany, with its registered address at Bleichenbrueke 9, 20354 Hamburg, Germany, duly represented by the undersigned, grants a power of attorney, in favour of:

- Mr. Jonathan Sprole, Managing Director & General Counsel of GE Equity with business address at 120 Long Ridge Road, Stamford, CT 06927, United States of America;

- Mrs. Tracie Butler Giles, Vice President & Associate General Counsel of Transport International Pool, Inc., with business address at 436 West Lancaster Avenue, Devon, PA 19333, United States of America;

in order that each of them, either jointly or severally, may sign regulatory filings with the Securities and Exchange Commission and other U.S. state securities regulatory agencies for and on behalf of the Company.

           This Power of Attorney will be effective as of the date hereof and shall remain in force until 31 December 2001, unless terminated earlier by the Company.

           In witness thereof this Power of Attorney is granted on February 14, 2001.




Signed: Kan-Heinz Schweer
        -------------------------------
Name:   Kan-Heinz Schweer
Title:  Managing Director
        General  Electric Erste Beteiligubgs GmbH
Date:   February 14, 2001




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